Exhibit 6.6

AGREEMENT FOR PROVISION OF ASSISTANCE SERVICES

by

10Clouds Spółka z ograniczoną odpowiedzialnością

and

Sunflower AI Technologies Spółka z ograniczoną odpowiedzialnością

THIS AGREEMENT is entered into as of January 4, 2018 by and between undersigned:

(1)	10Clouds Spółka z ograniczoną odpowiedzialnością with its registered seat in Warsaw at 10 Finlandzka Street, 03-903 Warsaw, entered into the register of business conducted by the Register Court in Warsaw, Sąd Rejonowy dla m.st. Warszawy, XIII Division of the National Court Register at the KRS number 0000405868, having share capital of PLN 5.000, Tax Identification Number 1132852255, REGON number 145912556 hereafter referred to as the “Provider” ,

AND:

(2)	Sunflower AI Technologies Spółka z ograniczoną odpowiedzialnością with its registered seat in Warsaw at 10 Finlandzka Street, 03-903 Warsaw, entered into the register of business conducted by the Register Court in Warsaw, Sąd Rejonowy dla m.st. Warszawy, XIII Division of the National Court Register at the KRS number 0000701930, having share capital of PLN 5.000, Tax Identification Number 1132954547, REGON number 368632769, hereafter referred to as the "Beneficiary”.

The Provider and the Beneficiary thereafter referred to, as the case may, collectively as “Parties” and individually as “Party”,

WHEREAS:

(A)	The Provider is an international provider of development and design services for web and mobile applications.

(B)	The Provider’s employees provide specialist assistance and management services to the Beneficiary.

(C)	The Provider incurs costs and expenses related to provision of the assistance and management services to the Beneficiary and is willing to provide such services in exchange for appropriate compensation.

(D)	The Parties desire to specify the terms on which such services will be provided to the Beneficiary by the Provider.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

SERVICES AND COMPENSATION

1.1.	Provision of Services

During the term of this Agreement, the Provider agrees to provide the Beneficiary with the assistance services, including but not limited to the following services (the “Services”):

−	Provide access to Provider’s office space and meeting rooms;

−	Provide office assistance and support work-related tasks (booking transport and accommodation, organizing company events etc.);

−	Manage the purchases (supply chain);

−	Coordinate the work of external accounting & payroll office;

−	Manage the document flow

−	Provide and manage licenses (inc. Jira and Confluence cloud) and other software;

−	Provide and manage tech support;

−	Provide HR management

−	Managing and authorizing payments for SAIT expenses

The Provider shall employ professional(s) and/or equipment as per the terms and conditions to be rendered for full accomplishment of the Services.

The Services will be performed via teleconferences and e-mail correspondence as well as occasional visits of the representatives of the Provider in the premises of the Beneficiary.

1.2.	Fees

For purposes of this Agreement, the Provider compensation will consist of two separate parts:

1.	25% of the total sum of Sunflower AI Technologies Spółka z ograniczoną odpowiedzialnością employees and contractors’ monthly remuneration whenever it’s cash or stock.

2.	Costs incurred by the Provider related to providing the services including: Accounting firm costs, Office space costs, SAIT employee benefits costs, Travel costs, Server cost, Employee equipment costs, Communications devices including licensed software, other types of services related to the labour performance.

The Provider shall charge the Beneficiary on a monthly basis.

1.3.	Payment and Accounting

The Provider shall invoice the Beneficiary on a monthly basis in accordance with terms and conditions established in Section 1.2. of this Agreement.

Beneficiary shall pay the amount stated on the invoice to Provider within 14 days following receipt of such invoice.

1.4.	Currency

All payments due under this Agreement shall be payable in PLN.

1.5.	VAT

Amounts included in the Cost Base shall be exclusive of VAT, which will be charged if applicable law requires.

ARTICLE II

TERM AND TERMINATION

1.1.	Term

This Agreement shall become effective as of December 1, 2017 (“Effective Date”).

The Services shall be rendered commencing from the Effective Date indefinitely, unless earlier terminated under the conditions as set forth in Section 2.2.

1.2.	Termination

This Agreement may be terminated upon occurrence of any of the following events:

(a)	In the event that either Party shall make a default in its obligations hereunder and fail to remedy such default within thirty (30) days after such default shall have been called to its attention by written notice, the other Party, at its option, may immediately terminate this Agreement, or

(b)	The Parties mutually agree in writing to terminate this Agreement; or

(c)	Each Party may terminate this Agreement at any time for it’s convenience, by giving sixty (60) days' advance written notice of such termination to the Provider. The termination shall take effect on the date specified in such notice; or

(d)	In the event of either Party becomes bankrupt or insolvent or goes into liquidation or passes a resolutions in connection with dissolution or liquidation, the other Party is entitled to terminate this Agreement immediately without any notice.

If the Agreement is terminated by the Beneficiary, due to the breach of the Provider pursuant to sub-clause (a) above, the Provider shall be entitled to receive only the remuneration in proportion to the Services provided by the Provider up to the date of termination (if any).

ARTICLE III

MISCELLANEOUS PROVISIONS

2.1.	Notices.

Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, to the party, at its address on file with the other party or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance or demand.

2.2.	Force Majeure

If the performance of any part of this Agreement by either party (other than performance involving the payment of money), or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

2.3.	Amendment

No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall by in writing signed by the party or parties against whom the same is sought to be enforced.

2.4.	Assignment

Neither Party may transfer or assign its rights and obligations under this Agreement without a prior written consent of the other Party.

2.5.	Waivers

No failure to exercise nor any delay in exercising any right, power or remedy by the Provider and/or the Beneficiary operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Provider or the Beneficiary granting such waiver unless in writing.

2.6.	Governing law and jurisdiction

Without prejudice to any applicable legislation (i.e. all applicable laws, enactments, regulations, regulatory policies, guidelines, industry codes, regulatory permits and licenses which are in force from time to time), this Agreement shall be governed by and interpreted in accordance with the Polish law.

The Courts of Poland shall have exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement and the Provider and the Beneficiary accordingly submit to the exclusive jurisdiction of the Courts of Poland.

***

IN WITNESS WHEREOF, this Agreement has been signed on behalf of the Parties by their duly authorized representatives in two (2) original counterparts.

10Clouds Sp. z o.o.		Sunflower AI Technologies Sp. z o.o.

Provider		Beneficiary
DocuSigned by:		DocuSigned by:
By:		By:

Name:		Name:

Title:	Maciej CieleckiMichał Kłujszo	Title:	Gareth Genner